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                                                                      EXHIBIT 12


                                AMERUS GROUP CO.
                EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIOS
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS



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
                                                                 Six Months
                                                                  Ended
                                                                  June 30,               Years Ended December 31,
                                                                   2001       2000       1999        1998      1997       1996
                                                                ----------- -----------------------------------------------------
                                                                                               (in thousands)
Earnings
    Pre-tax income from continuing operations                    $ 58,124   $115,316   $ 97,693   $ 92,465   $ 75,042    $116,445
    Less:  Minority interest                                            -     21,677     28,107     26,919     16,169           -
    Less:  Income (loss) from equity investees                      3,819      3,481       (603)    (3,791)    13,814      (1,593)
    Add:  Distributed income from equity investees                  4,008      4,449      1,804        747      4,728       3,671
                                                                 --------   ------------------------------------------------------
                                                                   58,313     94,607     71,993     70,084     49,787     121,709
                                                                 --------   ------------------------------------------------------

    Fixed charges                                                 170,307    314,233    311,584    317,455    101,075      77,958
    Less:  Preference security dividend requirements
       not included in net income                                       -          -          -      4,697        592           -
                                                                 --------   ------------------------------------------------------
    Net fixed charges                                             170,307    314,233    311,584    312,758    100,483      77,958
                                                                 --------   ------------------------------------------------------

Total Earnings                                                   $228,620   $408,840   $383,577   $382,842   $150,270    $199,667
                                                                 ========   ======================================================

Fixed Charges
    Interest expense on debt                                        6,963     14,610     12,229     16,552      9,915      11,704
    Interest credited to deferred annuity account balances        154,828    282,677    281,063    282,465     81,834      66,254
    Amortization of debt issuance costs                               737      1,833      1,538      1,724      1,715           -
    Preference security dividend requirements                       7,779     15,113     16,754     16,714      7,611           -
                                                                 --------   ------------------------------------------------------

Total Combined Fixed Charges and Preference Security Dividends   $170,307   $314,233   $311,584   $317,455   $101,075    $ 77,958
                                                                 ========   ======================================================

Ratio of Earnings to Combined Fixed Charges and
    Preference Security Dividends                                    1.34       1.30       1.23       1.21       1.49        2.56
                                                                 ========   ======================================================

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